Exhibit 99.1

Forge Global Appoints Chief Technology Officer of Toast
Debra Chrapaty to its Board of Directors

April 10, 2023 – SAN FRANCISCO – Forge Global Holdings, Inc. (NYSE: FRGE) (“Forge”), a global private securities marketplace, announced today the appointment of Debra Chrapaty to its Board of Directors. Ms. Chrapaty was also appointed to the Risk Committee.

"Debra's extensive leadership experience across world-class financial services, technology, and consumer companies makes for a valuable addition to our board. We look forward to working with Debra and leveraging her expertise as we continue to execute our long-term strategic plan and further scale the private market asset class for the future," said Kelly Rodriques, CEO of Forge.

Ms. Chrapaty brings decades of corporate leadership in large-scale technical infrastructure, cloud, operations management, and product management. Since 2022, she has served as the Chief Technology Officer of Toast, the restaurant technology and end-to-end cloud platform company, where she leads engineering, architecture, and infrastructure, including fintech, platform and international services, developer productivity, and cloud. Ms. Chrapaty previously served as the VP and COO of Amazon Alexa from 2020 to 2022, leading product growth and monetization, third-party skills and devices, and international product expansion. Prior to this, she served in multiple leadership positions for other well-known brands, including Wells Fargo, the National Basketball Association, E*TRADE, Microsoft, Cisco, and Zynga. Throughout her career, Ms. Chrapaty has also been a valued board member and advisor for many well-known companies. She holds an undergraduate degree in Economics from Temple University, an MBA in Information Systems from New York University's Stern School of Business, and participated in the Director’s Consortium, a post-graduate education program for directors serving on public company boards at Stanford University.

About Forge

Forge is a leading provider of marketplace infrastructure, data services and technology solutions for private market participants. Forge Securities is a registered broker-dealer and a Member of FINRA that operates an alternative trading system.

Contacts

Investors
ir@forgeglobal.com

Press
press@forgeglobal.com

Source: Forge Global